Exhibit 10.17
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of the Effective Date, by and among GOLD HILL VENTURE LENDING 03, LP (“Gold Hill”); SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“SVB”) (SVB and the Gold Hill each individually a “Lender, ” and collectively the “Lenders”), SVB in its capacity as agent (the “Agent”), and HANSEN MEDICAL, INC., a Delaware corporation, whose address is 380 North Bernardo Avenue, Mountain View, CA 94043 (“Borrower”) provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:
1. ACCOUNTING AMD OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation, ” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
2. LOANS AND TERMS OF PAYMENT
     2.1 Promise to Pay.
     Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.
     2.1.1 Equipment Advances.
     (a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Equipment — Commitment Termination Date, advances (each an “Equipment Advance” and collectively the “Equipment Advances”) in an aggregate amount not to exceed the Equipment Commitment Amount according to each Lender’s pro rata share of the Equipment Commitment Amount (based upon the respective Equipment Commitment Percentage of each Lender). When repaid, the Equipment Advances may not be re-borrowed. Lenders’ obligation to make Equipment Advances shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Equipment Commitment Termination Date. The Equipment Advances: (i) may only be used to finance or refinance Eligible Equipment purchased on or after 90 days before the date of each Equipment Advance (determined based upon the applicable invoice date of such Eligible Equipment) except for the first Equipment Advance only which may be used to finance or refinance Eligible Equipment purchased on or after September 30, 2004 (determined based upon the applicable invoice date of such Eligible Equipment), and (ii) may not exceed one hundred percent (100%) of the Original Stated Cost of the Financed Equipment plus Other Equipment. Other Equipment may constitute up to 35% of the aggregate Equipment Advances.

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Each Equipment Advance must be for a minimum of Two Hundred Thousand Dollars ($200, 000), however, Borrower may make a single Equipment Advance of less than $200,000 in any given quarter so long as it is the only Equipment Advance during that quarter.
     (b) Procedure. To obtain an Equipment Advance, Borrower must notify Agent (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time ten (10) Business Days before the day on which the Equipment Advance is to be made. Borrower shall deliver to Agent the notice in the form of Exhibit B (Payment/Advance Form) signed by a Responsible Officer or designee and include copies of the invoices for the Financed Equipment being financed. On the Equipment Advance Funding Date, each Lender shall credit or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Equipment Commitment Percentage multiplied by the amount of the Equipment Advance. Each Lender may make Equipment Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Equipment Advances are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person — whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.
     2.1.2 Growth Capital Loan Facility.
     (a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Growth Capital Commitment Termination Date, advances (each a “Growth Capital Advance” and collectively the “Growth Capital Advances”) in an aggregate amount not to exceed the Growth Capital Loan Commitment according to each Lender’s pro rata share of the Growth Capital Loan Commitment (based upon the respective Growth Capital Commitment Percentage of each Lender). When repaid, the Growth Capital Advances may not be re-borrowed. Lenders’ obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Growth Capital Commitment Termination Date. For purposes of this Section, the minimum amount of each Growth Capital Advance is Two Hundred Fifty Thousand Dollars ($250,000).
     (b) Borrowing Procedure. To obtain a Growth Capital Advance, Borrower must notify Agent by facsimile or telephone by 12:00 p.m. Pacific Time five (5) Business Days prior to the date the Growth Capital Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Payment/Advance Form in the form attached as Exhibit B. On the Growth Capital Funding Date, each Lender shall credit or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Growth Capital Commitment Percentage multiplied by the amount of the Growth Capital Advance. Each Lender may make Growth Capital Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Growth Capital Advances are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

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     2.2 Termination of Commitment to Lend.
     Each Lender’s obligation to lend the undisbursed portion of the Obligations shall terminate if, in such Lender’s sole discretion made in good faith, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent prior to the execution of this Agreement. Lender shall give Borrower notice promptly of any such Lender’s decision.
     2.3 Repayment of Credit Extensions on Equipment Advances and Growth Capital Advances.
     (a) Principal and Interest Payments on Payment Dates.
          (i) Equipment Advances. For each Equipment Advance, Borrower shall make monthly payments of interest only on the then outstanding principal balance commencing on the first Business Day of the month following the month in which the Equipment Advance Funding Date occurs (or commencing on the Equipment Advance Funding Date if the Equipment Advance Funding Date is the first Business Day of the month) with respect to such Equipment Advance and continuing thereafter on the first Business Day of each successive calendar month (each an “Equipment Interest Only Payment Date”) during the Equipment Interest Only Period. Commencing on the Equipment Advance Amortization Date, Borrower shall make forty-two (42) equal monthly payments of principal and interest which would fully amortize the outstanding Equipment Advances as of the Equipment Advance Amortization Date over the Equipment Advance Repayment Period (individually, the “Scheduled Equipment Payment, ” and collectively, “Scheduled Equipment Payments”), on the first Business Day of each successive month (each a “Scheduled Equipment Payment Date”). All unpaid principal and accrued interest is due and payable in full on the Equipment Advance Maturity Date. An Equipment Advance may only be prepaid in accordance with Sections 2.3(e) and 2.3(f). Each Equipment Interest Only Payment Date and each Scheduled Equipment Payment Date are sometimes referred to as an “Equipment Payment Date.”
          (ii) Growth Capital Advance. For each Growth Capital Advance, Borrower shall make monthly payments of interest only on the then outstanding principal balance commencing on the first Business Day of the month following the month in which the Growth Capital Funding Date occurs (or commencing on the Growth Capital Funding Date if the Growth Capital Funding Date is the first Business Day of the month) with respect to such Growth Capital Advance and continuing thereafter on the first Business Day of each successive calendar month (each a “Growth Capital Interest Only Payment Date”) during the Growth Capital Interest Only Period. Commencing on the Growth Capital Amortization Date, Borrower shall make forty-two (42) equal monthly payments of principal and interest which would fully amortize the outstanding Growth Capital Advances as of the Growth Capital Amortization Date over the Growth Capital Repayment Period (individually, the “Growth Capital Scheduled Payment, ” and collectively, “Growth Capital Scheduled Payments”) on the first Business Day of each successive month and continuing thereafter during the Growth Capital Repayment Period on the first Business Day of each successive calendar month (each a “Growth Capital Scheduled

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Payment Date “). All unpaid principal and accrued interest is due and payable in full on the Growth Capital Maturity Date. A Growth Capital Advance may only be prepaid in accordance with Sections 2.3(e) and 2.3(f). Each Growth Capital Interest Only Payment Date and each Growth Capital Scheduled Payment Date are sometimes referred to as a “Growth Capital Payment Date.”
          (iii) Payments received as to an Equipment Advance or a Growth Capital Advance after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.
     (b) Interest Rate.
          (i) Equipment Advances. Borrower shall pay interest on each Equipment Payment Date on the unpaid principal amount of each Equipment Advance until the Equipment Advance has been paid in full, at the fixed rate equal to two percent (2.0%) per annum in excess of the Prime Rate as of the date of the Equipment Advance Funding Date, determined by Agent for each Equipment Advance. Interest is computed on the basis of a 365 day year for the actual number of days elapsed.
          (ii) Growth Capital Loans. Borrower shall pay interest on each Growth Capital Payment Date on the unpaid principal amount of each Growth Capital Advance until the Growth Capital Advance has been paid in full, at the fixed rate equal to two percent (2.0%) per annum in excess of the Prime Rate as of the date of the Growth Capital Funding Date, determined by Agent for each Growth Capital Advance. Interest is computed on the basis of a 365 day year for the actual number of days elapsed.
          (iii) Default Rate. Any amounts outstanding under the Equipment Advances or Growth Capital Loans during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Default Rate.
     (c) Intentionally Omitted.
     (d) Final Payment.
          (i) Equipment Advances. On the earlier of the occurrence of an Event of Default or the Equipment Advance Maturity Date with respect to each Equipment Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Equipment Advance, an amount equal to the Equipment Advance Final Payment.
          (ii) Growth Capital Advance. On the Growth Capital Maturity Date with respect to each Growth Capital Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Growth Capital Advance, an amount equal to the Growth Capital Final Payment.
     (e) Mandatory Payment upon an Acceleration. If the Equipment Advances and the Growth Capital Advances are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all

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outstanding principal plus accrued interest, (ii) the Final Payment, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.
     (f) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances or the Growth Capital Advances advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Equipment Advances or the Growth Capital Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest, (B) the Final Payment, plus (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.
     (g) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts including Account Number 3300465692 for principal and interest payments or any amounts Borrower owes any of the Lenders. Agent will promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.
     2.4 Fees.
     Borrower will pay to Agent all Agent Expenses and Lenders Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the Effective Date, when due.
     2.5 Additional Costs. If any new law or regulation increases any Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Agent notifies Borrower of such increased costs. Agent agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Agent’s customary practice.
3. CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension.
     The Lenders’ agreement to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Agent shall have received in form and substance satisfactory to the Agent the following:
     (a) this Agreement;
     (b) a certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement;
     (c) Perfection Certificate(s) by Borrower,

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     (d) Warrants to Purchase Stock;
     (e) financing statements (Forms UCC-I);
     (f) Account Control Agreement/Investment Account Control Agreements (SVB and other financial institutions);
     (g) VC/OC (Management) Letter Agreement;
     (h) insurance certificate;
     (i) payment of the Agent Expenses and Lenders Expenses then due specified in Section 2.4 hereof;
     (j) Certificate of Foreign Qualification (if applicable);
     (k) Certificate of Good Standing/Legal Existence; and
     (l) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
     3.2 Conditions Precedent to all Credit Extensions.
     The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:
     (a) timely receipt of any Payment/Advance Form;
     (b) For each Growth Capital Advance, a Warrant to Purchase Stock for SVB in the form of Exhibit C for the number of shares of Series B Preferred Stock equal to 0.333% of such Growth Capital Advance divided by $1.40 (rounded to the nearest whole number) duly executed and delivered by Borrower.
     (c) For each Growth Capital Advance, a Warrant to Purchase Stock for Gold Hill in the form of Exhibit D for the number of shares of Series B Preferred Stock equal to 1.667% of each Growth Capital Advance divided by $1.40 (rounded to the nearest whole number) duly executed and delivered by Borrower.
     (d) the representations and warranties in Section 5 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

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4. CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders; and to each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Agent, for the ratable benefit of the Lenders, and to each Lender the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. Agent may place a “hold” on any deposit account pledged as Collateral.
     Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code. If the Agreement is terminated, Lenders’ and Agent’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.
     4.2 Authorization to File Financing Statements.
     Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent’s and Lenders’ interest or rights hereunder.
5. REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Agent and each Lender as follows:
     5.1 Due Organization and Authorization.
     Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Borrower delivered to the Agent a certificate signed by the Borrower and entitled “Perfection Certificate.” The Borrower represents and warrants to the Agent and each Lender that: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none; (d) the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Agent of such organizational identification number.

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     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
     5.2 Collateral.
     Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Lenders and deposit accounts described in the Perfection Certificate delivered to Agent in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent and Lenders. All Inventory is in all material respects of good and marketable quality, free from material defects.
     5.3 Litigation.
     Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
     5.4 No Material Deterioration in Financial Statements.
     All consolidated financial statements for Borrower, and any Subsidiary, delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements a submitted to Agent.
     5.5 Solvency.
     The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.6 Regulatory Compliance.
     Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important

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activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.
     5.7 Subsidiaries.
     Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.8 Full Disclosure.
     No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender (taken together with all such written certificates and written statements given to Agent or any Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.
6. AFFIRMATIVE COVENANTS
     Borrower shall do all of the following for so long as Agent or any Lender has an obligation to make any Credit Extension, or there are outstanding Obligations:
     6.1 Government Compliance.
     Borrower shall maintain its and all Subsidiaries’ legal existence and good standing as a Registered Organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

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     6.2 Financial Statements, Reports, Certificates.
     (a) Borrower shall deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent; (iii) annual financial projections approved by Borrower’s Board of Directors consistent in form and detail with those provided to Borrower’s venture capital investors as soon as available, but no later than thirty (30) days after Board approval; (iv) in the event that the Borrower’s stock becomes publicly held, upon request by Agent (a) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, and (b) budgets, sales projections, operating plans or other financial information reasonably requested by Agent; and (v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more.
     (b) Upon an Event of Default, allow Agent to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
     6.3 Inventory; Returns.
     Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Effective Date.
     6.4 Taxes.
     Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.
     6.5 Insurance.
     Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders and Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders and Agent. All property policies shall have a lender’s loss payable endorsement showing each Lender as an additional loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lenders at least twenty (20) days notice before canceling,

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amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.
     6.6 Accounts.
     (a) Borrower shall maintain Borrower’s primary operating account with Agent.
     (b) Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower with any institution other than Agent. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Agent’s on behalf of Lenders request and option, pursuant to an agreement in form and substance acceptable to the Lenders and Agent cause the depository bank or securities intermediary to agree that such account is the collateral of the Agent, on behalf of Lenders pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.
     6.7 Intellectual Property.
     Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Lenders in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public except where Borrower in the exercise of its business judgment deems it in its best interests.
     6.8 Further Assurances.
     Borrower shall execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s for the benefit of Lenders security interest in the Collateral or to effect the purposes of this Agreement.
     6.9 Right to Invest.
     Borrower shall permit Lenders or their respective Affiliates a right (but not an obligation), in each of Borrower’s subsequent rounds of equity financing, to purchase the securities sold in each such financing at the same price and on the same terms and conditions as paid and received by the lead investor of such equity financing in an amount up to one percent (1%) of the securities sold in each such financing. Borrower shall give Lenders with at least 30 days prior written notice of each subsequent equity financing containing the terms, conditions and pricing of each such equity financing. Notwithstanding the foregoing, the Borrower may, at its sole discretion, decline the Lenders’ offer to participate in Borrower’s subsequent rounds of equity financing.

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     6.10 Changes in Locations of Collateral.
     Borrower shall provide at least thirty (30) days prior written notice to Agent if Borrower shall: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.
7. NEGATIVE COVENANTS
     Borrower shall not do any of the following without the Agent’s prior written consent for so long as Agent or any Lender has an obligation to make Credit Extensions or there are any outstanding Obligations:
     7.1 Dispositions.
     Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers of (i) Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license; or (iii) worn-out or obsolete Equipment; (iv) licenses with Intuitive Surgical, Inc. or NewCo as more specifically described in that certain Term Sheet for Formation of NewCo and License Agreement dated May 9, 2005 (the “JV Agreement”); and (v) Transfers of direct or indirect interests in the JV in accordance with the terms of the JV Agreement.
     7.2 Changes in Business, Ownership, or Management.
     Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a change in its ownership greater than 49% (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the investment).
     7.3 Mergers or Acquisitions.
     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without Lenders’ consent which will not be unreasonably withheld, conditioned or delayed. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

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     7.4 Indebtedness.
     Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance.
     (a) Except for Permitted Liens: (i) create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or (ii) permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may be subject to Permitted Liens.
     (b) Except as permitted by Section 7.1, Borrower shall not: (i) sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s Intellectual Property, or (ii) enter into any agreement with any Person which prohibits Borrower from granting a security interest to Agent and Lenders in any of Borrower’s Intellectual Property or Borrower’s interest in the JV in the event that sometime in the future Borrower elects to grant such a security interest to Lenders and Agent.
     7.6 Investments; Distributions.
     (a) Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
     (b) Distributions. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, other than: (i) repurchases of stock from former employees, consultants or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, provided that no Event of Default has occurred and is continuing or would exist after giving effect to the repurchases, and (ii) distributions, dividends, payments or redemptions payable solely in capital stock of Borrower.
     7.7 Transactions with Affiliates.
     Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.8 Subordinated Debt.
     Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Agent’s prior written consent.

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     7.9 Compliance.
     Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.
8. EVENTS OF DEFAULT
     Any one of the following is an Event of Default:
     8.1 Payment Default.
     Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).
     8.2 Covenant Default.
     (a) If Borrower fails to perform any obligation under Section 6.7 or violates any of the covenants contained in Section 7 of this Agreement, or
     (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period).
     8.3 Intentionally omitted.
     8.4 Attachment.
           (i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process, any funds of the Borrower on deposit with the Lenders or Agent, or any entity under the control of Lenders or Agent (including a subsidiary); (iii) Borrower is enjoined,

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restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).
     8.5 Insolvency.
           (i) Borrower is unable to pay its debts (including trade debts) as they mature; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).
     8.6 Other Agreements.
     If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could result in a Material Adverse Change.
     8.7 Judgments.
     If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).
     8.8 Misrepresentations.
     If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent or Lenders or to induce Agent or Lenders to enter this Agreement or any Loan Document.
     8.9 Intentionally Omitted.
     8.10 Lien Priority.
     There is a material impairment in the priority of Agent’s or any Lender’s security interest in the Collateral.
9. RIGHTS AND REMEDIES
     9.1 Rights and Remedies.
     When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

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     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Agent or Lenders);
     (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or Lenders;
     (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable and notify any Person owing Borrower money of Agent’s for the benefit of Lenders’ security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Agent for the benefit of Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the account debtor, with proper endorsements for deposit;
     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;
     (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;
     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s for benefit of Lenders; and
     (g) Place a “hold” on any account maintained with Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and
     (h) Dispose of the Collateral according to the Code.
     9.2 Power of Attorney.
     Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for

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amounts and on terms Agent determines reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ and Agent’s obligation to provide Credit Extensions terminates.
     9.3 Accounts, Notification and Collection.
     In the event that an Event of Default occurs and is continuing, Agent may notify any Person owing Borrower money of Agent’s, and Lenders’ security interest in the funds and verify and collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the from received from the account debtor, with proper endorsements for deposit.
     9.4 Agent Expenses.
     Any amounts paid by Agent as provided herein are Agent Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s and Lenders’ waiver of any Event of Default.
     9.5 Agent’s and Lenders’ Liability for Collateral.
     So long as the Agent and Lenders comply with reasonable banking practices regarding the safekeeping of Collateral, the Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 Remedies Cumulative.
     Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.
     9.7 Demand Waiver.
     Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement,

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extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
10. NOTICES
     Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. A party may change its notice address by written notice to the other party.

If to Borrower:	Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, California 94043
Attn: Larry J. Strauss
Fax: (650) 404-5900

If to Agent:	Silicon Valley Bank
or SVB:	2400 Geng Road, Suite 200
Palo Alto, California 94303
Attn: Chris Wagner
Fax: (650) 320-0016

If to Gold Hill:	Gold Hill Venture Lending Partners
3003 Tasman Drive
Santa Clara, California 95054
Attn: Tim McDonough
Fax: (408) 654-6256
11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders, and Agent each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE LENDERS OR AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
     BORROWER, AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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12. GENERAL PROVISIONS
     12.1 Successors and Assigns.
     This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Agent’s prior written consent which may be granted or withheld in Agent’s discretion. Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.
     12.2 Indemnification.
     Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, Agent Expenses, or Lenders Expenses incurred, or paid by Lenders or Agent from, following, or consequential to transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Lender’s or Agent’s gross negligence or willful misconduct.
     12.3 Attorneys’ Fees, Costs and Expenses.
     In any action or proceeding between Borrower and Agent arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.4 Right of Set-Off.
     Borrower and any guarantor hereby grant to Agent for the ratable benefit of Lenders, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of the Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

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     12.5 Time of Essence.
     Time is of the essence for the performance of all Obligations in this Agreement.
     12.6 Severability of Provision.
     Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.7 Amendments in Writing, Integration.
     All amendments to this Agreement must be in writing signed by both Agent and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.8 Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.9 Survival.
     All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower to indemnify any Lender and Agent, including without limitation Section 12.2, shall survive until the statute of limitations with respect to such claim or cause of action shall have run. The obligations of Borrower under Section 6.9, shall survive until they are, by their terms, no longer operative.
     12.10 Confidentiality.
     In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Lenders’ and Agent’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Lenders’ and Agent’s examination or audit; and (v) as Agent considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Lenders’ or Agent’s possession when disclosed to Lenders or Agent, or becomes part of the public domain after disclosure to Lenders or Agent through no fault of Agent or such Lender, or (b) is disclosed to Lenders or Agent by a third party, if Lenders or Agent does not know that the third party is prohibited from disclosing the information.

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     12.11 Effective Date.
     Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Agent and each Lender executes this Agreement as indicated on the signature page to this Agreement.
13. DEFINITIONS
     13.1 Definitions.
     In this Agreement:
     “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.
     “Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.
     “Agent Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).
     “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which the Agent is closed.
     “Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.
     “Collateral” is any and all properties, rights and assets of the Borrower granted by the Borrower to Lenders or arising under the Code, now, or in the future, described on Exhibit A.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or

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sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.
     “Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing created, acquired or held.
     “Credit Extension” is each Equipment Advance, Growth Capital Advance or any other extension of credit by any Lender for Borrower’s benefit.
     “Default Rate” means for each Equipment Advance and Growth Capital Advance, five percent (5%) above the highest rate otherwise applicable thereto.
     “Dollars” and “$” each means the lawful currency of the Untied States
     “Effective Date” is the date SVB executes this Agreement and as indicated on the signature page hereof.
     “Eligible Equipment” is (a) new and used general purpose computer equipment, office equipment, manufacturing equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Agent and which is reasonably acceptable to Agent in all respects.
     “Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
     “Equipment Advance” is defined in Section 2.1.1 (a).
     “Equipment Advance Amortization Date” means April 1, 2006.
     “Equipment Advance Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Equipment Advance Maturity Date for such Equipment Advance equal to the Equipment Advance Loan Amount for such Equipment Advance multiplied by the Equipment Advance Final Payment Percentage.
     “Equipment Advance Final Payment Percentage” is, for each Equipment Advance, one and one-half percent (1.5%).

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     “Equipment Advance Funding Date” is any date on which an Equipment Advance is made to or on account of Borrower.
     “Equipment Advance Loan Amount” in respect to each Equipment Advance is the original principal amount of such Equipment Advance.
     “Equipment Advance Maturity Date” is, for each Equipment Advance, the earliest of (a) September 1, 2009, or (b) the occurrence of an Event of Default.
     “Equipment Advance Repayment Period” is a period of time equal to forty-two (42) consecutive months commencing on April 1, 2006.
     “Equipment Commitment Amount” is One Million Dollars ($1,000,000).
     “Equipment Commitment Percentage” means: (i) 25% with respect to SVB, and (ii) 75% with respect to the Gold Hill.
     “Equipment Commitment Termination Date” is March 31, 2006.
     “Equipment Interest Only Period” means, for each Equipment Advance, the period of time commencing on its Equipment Advance Funding Date through the day before the Equipment Advance Amortization Date.
     “Equipment Payment Date” is defined in Section 2.3(a).
     “Final Payment” means the Equipment Advance Final Payment and the Growth Capital Advance Final Payment.
     “Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.
     “GAAP” is generally accepted accounting principles.
     “Growth Capital Advance” or “Growth Capital Advances” is defined in Section 2.1.2(a).
     “Growth Capital Amortization Date” means January 1, 2006.
     “Growth Capital Commitment Percentage” means: (i) 16.67% with respect to SVB, and (ii) 83.33% with respect to the Gold Hill.
     “Growth Capital Commitment Termination Date” is December 31, 2005.
     “Growth Capital Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Growth Capital Maturity Date for such Growth Capital Advance equal to the Growth Capital Loan Amount for such Growth Capital Advance multiplied by the Growth Capital Advance Final Payment Percentage.

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     “Growth Capital Final Payment Percentage” is, for each Growth Capital Advance, two and one-half percent (2.5%).
     “Growth Capital Funding Date” is any date on which a Growth Capital Advance is made to or on account of Borrower.
     “Growth Capital Interest Only Period” means, for each Growth Capital Advance, the period of time commencing on its Growth Capital Funding Date through the day before the Growth Capital Amortization Date.
     “Growth Capital Loan Amount” in respect to each Growth Capital Advance is the original principal amount of such Growth Capital Advance.
     “Growth Capital Loan Commitment” is Six Million Dollars ($6,000,000).
     “Growth Capital Maturity Date” is, for each Growth Capital Advance, the earliest of (a) June 1, 2009, or (b) the occurrence of an Event of Default.
     “Growth Capital Payment Date” is defined in Section 2.3(a)(ii).
     “Growth Capital Repayment Period” is a period of time equal to forty-two (42) consecutive months commencing on January 1, 2006.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Intellectual Property” is:
     (a) Copyrights, Trademarks and Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;
     (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;
     (c) All design rights which may be available to Borrower now or later created, acquired or held;

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     (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;
     (e) (e) All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.
     “Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.
     “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
     “JV” means Borrower’s joint venture with Intuitive Surgical, Inc. as more specifically described in that certain Term Sheet for Formation of NewCo and License Agreement dated May 9, 2005.
     “Lenders Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).
     “Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower or Guarantor for the benefit of Lenders and Agent in connection with this Agreement, all as amended, extended or restated.
     “Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.
     “Material Adverse Change” is: (i) a material impairment in the perfection or priority of Lenders’ security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.

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     “Obligations” are debts, principal, interest, the Final Payments, Agent Expenses, Lenders Expenses, and other amounts Borrower owes either of the Lenders or Agent now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders or Agent.
     “Original Stated Cost” is (a) with respect to each item of Eligible Equipment, the original cost to Borrower of the item of new Eligible Equipment net of any and all freight, installation, tax, or the fair market value assigned to such item of used Eligible Equipment by mutual agreement of Borrower and Agent at the time of making of the Equipment Advance, and (b) with respect to each item of Other Equipment, the original cost to Borrower of the item of Other Equipment.
     “Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar and soft costs approved by Agent, including sales tax, freight and installation expenses.
     “Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.
     “Permitted Indebtedness” is:
     (a) Borrower’s indebtedness to Lenders and Agent under this Agreement or the Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Indebtedness incurred by Borrower owed to a third party subordinated to Borrower’s Indebtedness owed to Agent or any Lender which subordination is reflected in a written agreement as accepted and approved by Agent prior to the incurrence of such third party Indebtedness, which acceptance and approval shall not be unreasonably withheld, conditioned or delayed;
     (d) Indebtedness to trade creditors incurred in the ordinary course of business; and
     (e) Indebtedness secured by Permitted Liens;
     (f) Indebtedness arising from the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
     (g) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the then outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

26.

     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date; and
     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Agent’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Lenders, and (v) Investments permitted by Borrower’s investment policy, as amended from time to time provided that such investment policy (and such amendment thereto) has been approved by Agent in writing (which approval shall not be unreasonably withheld, conditioned or delayed);
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower,
     (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business which shall not exceed $250,000 in the aggregate in any fiscal year, and (ii) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
     (e) Investments consisting of deposit accounts and investment accounts of Borrower in which Agent has a Lien perfected through an account control agreement, which Lien is prior to any other Liens (other than Liens securing the customary fees and expenses of the depository or investment intermediary);
     (f) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and (ii) Investments by Borrower in Subsidiaries in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year;
     (g) Other Investments not otherwise permitted by Section 7.6 not exceeding $25,000 in the aggregate outstanding at any time; and
     (h) Investments which shall not in the aggregate exceed $3,500,000 in the JV and, to the extent they may be considered Investments, Transfers permitted by Section 7.1 (iv).
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agent’s security interests;

27.

     (c) Purchase money Liens (i) on Equipment other than Financed Equipment acquired or held by Borrower incurred for financing the acquisition of such Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of such Equipment.
     (d) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts or investment accounts held at such institutions to secure customary fees and charges (but not credit/debt relationships or margin accounts), provided that Agent has a perfected security interest via an account control agreement in the amounts held in such accounts;
     (e) Statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Person imposed without action of such parties, provided they have no priority over any of Agent’s and Lender’s security interests and the aggregate amount of such Lien does not at any time exceed $25,000;
     (f) Liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement;
     (g) Liens on cash collateral securing reimbursement obligations to Agent under letters of credit;
     (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not likely to result in a Material Adverse Change; and
     (i) Licenses and sub-licenses granted by Borrower in the ordinary course of business and not otherwise prohibited by this Agreement.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is SVB’s most recently announced “prime rate, ” even if it is not SVB’s lowest rate.
     “Proceeds” has the meaning described in the Code as in effect from time to time.
     “Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.
     “Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and the Controller of Borrower.
     “Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lenders (pursuant to a subordination agreement entered into between the Agent, the Borrower

28.

and the subordinated creditor), on terms acceptable to Agent which acceptance shall not be unreasonably withheld, conditioned or delayed.
     “Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.
     “Supporting Obligation” means a Letter-of-Credit Right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.
     “Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.
(Signatures are on the following page)

29.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

HANSEN MEDICAL, INC.

By:	/s/ Larry J. Strauss

Name: Larry J. Strauss
Title: Chief Financial Officer

AGENT:
SILICON VALLEY BANK

By:	/s/ Christopher Wagner

Name: Christopher Wagner
Title:

LENDERS:

GOLD HILL VENTURE LENDING 03, LP
By: Gold Hill Venture Lending Partners 03, LLC General Partner

By:	/s/ Sean Lynden

Name: Sean Lynden
Manager

SILICON VALLEY BANK

By:	/s/ Christopher Wagner

Name: Christopher Wagner
Title:
Effective as of August 5, 2005

30.

EXHIBIT A
     The Collateral consists of all right, title and interest of Borrower in and to the following:
     All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, financial assets, whether now owned or hereafter acquired, wherever located; all Supporting Obligations and all of the Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.
     All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing); and
Notwithstanding the foregoing, the Collateral does not include:
(1) any of Borrower’s direct or indirect interest in the joint venture with Intuitive Surgical, Inc. as more specifically described in that certain Term Sheet for Formation of NewCo and License Agreement dated May 9, 2005 (the “JV”), including any direct or indirect interest of Borrower in any shareholder or joint venture agreements and matters incidental thereto; provided, however, the Collateral shall include all proceeds arising out of the sale of Borrower’s direct or indirect interest in the JV, and
(2) any direct or indirect interest in Intellectual Property, provided, however, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property.

EXHIBIT B
Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

(Borrower)

From Account #		To Account #
(Deposit Account #)		(Loan Account #)

Principal $	and Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Outgoing Wire Request
Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 pm, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: __ __ __ __ __ __ __ __. Beneficiary Bank Code (Swift, Sort, Chip, etc.):

Intermediary Bank:		(For International Wire Only) Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreement(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT C
FORM OF SVB’S GROWTH CAPITAL ADVANCE WARRANT

EXHIBIT D
FORM OF GOLD HILL’S GROWTH CAPITAL ADVANCE WARRANT